Exhibit 10.5

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
LICENSE AGREEMENT
This Agreement (“Agreement”) between Vitesse Semiconductor Corporation (“Vitesse”), a Delaware corporation with its principal office at 741 Calle Plano, Camarillo, California 93012, U.S.A. and Mellanox Technologies, Ltd. (“Mellanox”), an Israeli Company with its principal office at _PO Box 586 Yokneam, Israel 20692, is dated as of September 10, 2001.
Background.
     Vitesse is a leading provider of high-speed physical layer semiconductor products for the Communications Market. Mellanox is a fabless semiconductor company with special knowledge of Infiniband technology for switching and routing applications. Mellanox desires to license certain intellectual property of Vitesse to produce and market certain devices and Vitesse is willing to license such intellectual property to Mellanox on the terms and conditions set forth in this Agreement.
     In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. License:
1.1	Subject to the payment of Royalties to Vitesse by Mellanox (described in Section 2), Vitesse hereby grants to Mellanox a non-exclusive, worldwide, perpetual right and license (the “License”) to:
1.1.1.	use the Vitesse Technology, more specifically described on Exhibit A, and all patents, copyrights, trade secrets, and documentation related thereto, in existence or hereafter created, modified or developed, that comprise the Vitesse Technology (collectively, the “Technology”) for the development of the Mellanox devices specified in Exhibit B and upgrades to those devices (the “Products”) and,

1.1.2.	use, make, have made, distribute, market, transfer and sell the Products that incorporate the Technology.
1.2	Vitesse agrees to provide the following to Mellanox:
1.2.1.	The 2.5Gb/s SerDes macro cell embodying the Vitesse Technology implemented in TSMC 0.18 micron CMOS process.

1.2.2.	Access to future versions of the 2.5Gb/s SerDes macro implemented in more advanced CMOS technologies as they become available.

1.2.3.	Technical support on issues related to functionality as reasonably requested by Mellanox.

1.2.4.	Sufficient documentation to enable Mellanox to utilize the Vitesse Technology.

1.2.5.	Technical and performance information as developed by Vitesse.

1.2.6.	Access to prototypes of the VSC7226 2.5Gb/s SerDes.

2. Royalty Payment:
2.1	Royalty payments for products sold by Mellanox that use the Vitesse Technology will be based on a per SerDes Port basis per the following table.

2.2	Royalty Calculation:

Total number of devices sold is defined as the aggregate sum of all Mellanox products sold containing Vitesse Technology, measured in thousands of units (“KU”).

For each Product sold, Royalties shall be paid as follows:

	Royalty per SerDes Port	Royalty per SerDes Port
Total number of devices sold	(Products with [*] Ports)	(Products with [*] Ports)
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
2.3	Royalties shall be paid quarterly on or before 30 days after the end of the quarter in which sales of Products giving rise to the Royalty payment obligation occurred. Each Royalty payment shall be accompanied by a report (the “Report”) setting forth the number of Mellanox products sold, the number of SerDes ports per product, and the calculation of the Royalty due thereon.

2.4	Mellanox shall each keep accurate and correct records of Products sold under this Agreement appropriate to determine the amount of royalties due to Vitesse. Such records shall be retained for at least five (5) years from their creation and shall be available for audit at the expense of the questioning party by an independent accountant, approved by both parties, for the sole purpose of verifying royalty payments hereunder. The selected accountant shall only disclose to the questioning party information relating to the accuracy of reports and payments made under this Agreement. If an audit shows a discrepancy in excess of five percent (5%) for any twelve (12) month period, then the party in error shall reimburse the other for the cost of the audit plus any funds owed (including an interest rate that equals U.S. federal funds rate plus 5 % on a yearly basis), such payment to be due within thirty (30) days from the notice of payment due. An audit may be requested on thirty (30) days prior written notice and not more than once in any calendar year. Any audit shall be conducted from 9 a.m. to 5 p.m. Monday through Friday other than on holidays generally recognized by government agencies in the location where the audited records are located.

2.5	Other Considerations
2.5.1.	Mellanox agrees that it will only use Vitesse Technology for integrated SerDes applications during the term of this Agreement.

2.5.2.	Mellanox will recommend Vitesse products to customers.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3. Intellectual Property.
3.1	Without written approval by Vitesse, Mellanox has no right to reverse engineer, copy, duplicate in any way, disassemble, de-compile, or use in any way not specified by this Agreement, any form of the Technology which is provided to Mellanox under this Agreement.

3.2	Title to all materials and all documentation furnished by Vitesse to Mellanox will remain in Vitesse. Mellanox will deliver to Vitesse any and all materials, documentation and property, including all copies thereof on whatever media rendered, upon the first to occur of:
3.2.1.	Vitesse’s request;

3.2.2.	termination of this Agreement.
4. Warranties.
4.1	Vitesse represents and warrants to Mellanox as follows:
4.1.1.	Vitesse has the authority to grant the rights and License describe herein.

4.1.2.	Vitesse owns or has rights to use and exploit the Technology. No material claims have been made against Vitesse asserting the invalidity or unenforceability of, or with respect to Technology, the misuse of, the Technology, nor is Vitesse aware that any such claims exist. Vitesse has not received a notice of conflict of the Technology with the asserted rights of others, or otherwise challenging its rights to use any of the Technology. None of the rights of Vitesse under the Technology will be adversely affected by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated herein.

4.1.3.	The Technology will in all relevant ways conform with the Function Data Sheet, of which a preliminary version is attached hereto as Exhibit A (collectively, the “Specifications”).

4.1.4.	If the Technology fails to conform to the Specifications in Exhibit A, Vitesse shall seek to correct such defect or deficiency as soon as reasonably practicable following receipt of a notice of such defect or deficiency. If Vitesse does not or cannot correct the defect or deficiency Mellanox shall have the option of terminating this Agreement in accordance with Section 8.
5. Confidential Information.
5.1	Both parties agree that all confidential and proprietary information will be subject to the terms and conditions contained in the Non-Disclosure Agreement executed by the parties, dated as of August 31, 2001 (the “NDA”), which is incorporated herein by reference as Exhibit C. Both parties shall take all necessary and appropriate steps to maintain the confidentiality of the intellectual property and trade secrets comprising the Technology and to keep such from entering the public domain. Mellanox will promptly notify Vitesse of all names of employees, consultants or any other who has been given access to the Technology by Mellanox.
5.2	Neither party will, without the prior written consent of the other party in each instance:
5.2.1.	use in advertising, publicity or otherwise the other’s name or the names of the other’s personnel, nor any trade name, trademark or logo owned by the other or

5.2.2.	make any disclosure of the existence or terms of this Agreement other than to a party’s attorneys, accountants, auditors, investment bankers and other similar advisers who (a) need to know the information, (b) are informed by you of the confidential nature of the information and (c) agree to keep the information confidential.
6. Indemnity
6.1	Vitesse will indemnify, defend and hold Mellanox harmless from and against any and all claims, demands, liabilities, losses, damages, judgments or settlements, including all reasonable costs and expenses related thereto, including attorneys’ fees (“Losses”), to the extent arising from a claim that the Technology infringes or violates any patent, copyright, mask work right, trade secret or other intellectual property right of a third party.

6.2	Mellanox will indemnify, defend and hold Vitesse harmless from and against any and all claims, demands, liabilities, losses, damages, judgments or settlements, including all reasonable costs and expenses related thereto, including attorney’s fees (“Losses”) to the extent the Products cause damage to property, personal injury and losses resulting therefrom, and Mellanox is liable for such damage.

6.3	Each party will provide the other with reasonable written notice of claims that might trigger the indemnification obligations above. Vitesse and Mellanox each agrees to provide reasonable assistance to and cooperate with the other in the defense of any claims of infringement or violation. The obligations of each party to indemnify the other pursuant to this Agreement apply only if the party seeking indemnification provides reasonable notice of and reasonable assistance in defense of any claim or violation as provided above. Further, the obligations of an indemnifying party to indemnify the indemnified party pursuant to this Agreement will apply only if, at the indemnifying party’s request, the indemnifying party is given sole and exclusive control of the defense of such claim or violation and any and all negotiations relating to such claim or violation. Notwithstanding the foregoing, (a) the indemnified party may, at its own cost and expense, participate, through attorneys or otherwise, in such investigation, study and defense of such claim or violation and any appeal arising therefrom and (b) no settlement of such claim or violation that involves a remedy other than the payment of money by the indemnifying party will be entered into by the indemnifying party without the prior written consent of the indemnified party, which consent will not be unreasonably withheld.
7. Disclaimer of Damages.
7.1	Except for its obligations under Section 6, neither party will be liable to the other for indirect, punitive, special or consequential damages of any nature.

8. Term and Termination.
8.1	This Agreement shall terminate on the failure of a party to cure any material default under this Agreement within ninety (90) days from the giving of written notice of such default by the other party (or, if cure cannot be accomplished within ninety days, then failure to use its best efforts to cure the default within such period).

8.2	Effective immediately and without any requirement of notice, either party may, at its option, terminate this Agreement and/or suspend its performance in the event that:
8.2.1.	the other party files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors;

8.2.2	a receiver, trustee or similar officer is appointed for all or substantially all of the business or property of such party;

8.2.3.	any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against such party and not stayed, enjoined or discharged within sixty days; or

8.2.4.	the other party adopts a resolution for discontinuance of its business or for dissolution.
8.3	Upon termination of this Agreement by Mellanox without cause, Mellanox shall have the right thereafter and for a period of one year from the effective date of the termination, to:
8.3.1	market or have marketed the Products in stock or production as of the effective date of termination; and,

8.3.2.	complete or have completed all orders and firm commitments for Products accepted or made prior to the effective date of termination, subject to the payment by Mellanox to Vitesse of Royalties.
8.4	In the event Mellanox ceases to market the Products or fails to keep the Products reasonably available in the market, Vitesse shall have the right to terminate this Agreement, and all rights in the Technology shall revert back to Vitesse, subject to Mellanox’s rights to continue to:
8.4.1.	market or have marketed the Products for a period of one year from the effective date of termination; and

8.4.2.	complete or have completed all orders and firm commitments for Products accepted or made prior to the effective date of termination, subject to the payment by Mellanox to Vitesse of Royalties.
8.5	Termination pursuant to this Agreement shall be without prejudice to any rights or remedies of the parties at law or in equity and shall not relieve any party from any liabilities arising prior to such termination.

8.6	Royalties are non-refundable and cannot be claimed back by Mellanox upon termination.

9. Miscellaneous.
9.1	Neither party may assign or transfer any interest in this Agreement without the prior written consent of the other, provided, however, that either party may assign its rights and obligations to an affiliate or to a successor in interest to substantially all of that party’s business and assets. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors, assigns, and legal representatives.

9.2	The parties are independent contractors and not partners, agents, or employees of each other.

9.3	This Agreement, the NDA and the Exhibits hereto contain the entire agreement between the parties relating to their subject matter and there are no agreements or understandings except as set forth herein and therein.

9.4	This Agreement will be governed by and construed in accordance with the laws of California. Contractor agrees that, at Vitesse’s election, all actions and proceedings arising from or related to this Agreement will be litigated in courts within Los Angeles, California. Contractor consents and submits to the jurisdiction and venue of any local, state or federal court located within Los Angeles, California.

9.5	If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

9.6	This Agreement may not be modified or amended except by a writing signed by both parties.
9.6.1.	Any notice required or permitted to be given hereunder shall, except where specifically provided otherwise, be given in writing to the person listed below by personal delivery, registered or certified mail, return receipt requested, express delivery service or facsimile. The date upon which any such notice is personally delivered, (or if the notice is given by registered or certified mail, three (3) business days from sending, or if by express delivery service or facsimile upon receipt) shall be deemed to be the date of such notice, irrespective of the date appearing therein.

If to Vitesse: Vitesse Semiconductor Corporation
          741 Calle Plano
          Camarillo, California 93012
          USA
          Attention: Lynn Jones, Manager of Legal Relations
If to Mellanox: Mellanox Technologies Inc,
          2900 Stender Way
          Santa Clara, CA 95054
          USA
          Attention: Rachel Voorhees
or addressed to a person or party at such other address as that party may have given by written notice in accordance with this provision.

9.7	In the event of a breach or threatened breach of the provisions of Section 5, the non-breaching party will be entitled to an injunction restraining such breach or threatened breach without having to prove actual damages or threatened irreparable harm. Such injunctive relief as the non-breaching party may obtain will be in addition to all of the rights and remedies available at law and in equity.

9.8	The invalidity in whole or in part of any provision of this Agreement shall not affect the validity of other provisions.

9.9	Either party’s failure to insist on performance of any provision of this Agreement, or to exercise any right herein conferred, will not be construed as a waiver of the other party’s right to assert or rely on that provision or right, or any similar provision or right, in any later instance.

9.10	This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement.
10.	The parties shall perform such further acts and shall execute and deliver such further instruments as are reasonably necessary to carry out the purposes of this Agreement.

11.	If Mellanox desires to produce devices with additional or other functionality containing Vitesse’s intellectual property the parties will negotiate, in good faith, the terms and conditions of a separate agreement.

12.	Sections 2, 3, 4, 5, 6, 7, 8.3, 8.4, 8.5, and 9 will survive the expiration or termination of this Agreement.

VITESSE SEMICONDUCTOR CORPORATION		MELLANOX TECHNOLOGIES, LTD.

BY:	Michael Millhollen	BY:	E. Waldman

Title:	Vice President & General Manager	Title:	CEO
Data Communications

Date:	9/10/01	Date:	Sept 11, 2001

Exhibits:
A: Specification of Vitesse Technology
B: Definition of Mellanox Products Using the Technology
C: NDA

Exhibit A
The “Technology”
Summary of Vitesse 2.5 Gbs SerDes IP for Mellanox
1. Overview
2. [*]
3. [*]
4. [*]
1. Overview
This summary outlines the salient features of the SerDes intellectual properties (IP’s) developed by Vitesse Corp. for Mellanox Technologies. The goal is to [*] [*] with [*] as [*]. The immediate application is targeted for [*] [*] at [*] data rate. There are [*] to complete the full SerDes [*] with their [*] name in parentheses:
•	[*]

This is the core of the SerDes IP’s which performs basic [*].

•	[*]

The [*] of the each [*] is controlled by [*] an [*] in this [*] This [*] is also known as the [*] block.

•	[*]

The [*] generates [*] for me SerDes, the [*], and the [*].
The majority of the building blocks in these [*] have been implemented in [*] [*] at the data rate of [*].
2. [*]
The [*] [*] and [*] data stream from and to the [*] through [*] wide [*] interfaces. In most applications where [*] are required, the [*] is handled in the [*].
•	[*]

The[*] [*] the [*] into [*].

•	[*]

The [*] recovers both the [*] and [*] components of the [*] and [*] the [*] into [*]. [*] can be enabled to [*] the [*].

•	[*]

The [*] the [*] of the [*] into a [*] for [*] Constrained by [*] the [*] [*] of the [*] require special [*] of both the [*] and [*] to be [*] in a [*].

•	[*]

The [*] is [*] by a [*] from the [*]. The [*] also includes [*] for [*] [*]. Both [*] and [*] are [*] as part of [*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3. [*]
The [*] [*] also known as the [*] [*] provides [*] to each [*]. It requires an [*] that is [*] the [*] [*]. For example, a [*] of [*] requires a [*] [*]. The [*] compares the [*] with [*] and provides [*] pattern to each [*] the [*]. This [*] is done [*] and [*] any [*] and [*] of [*].
4. [*]
The [*] provides the [*] sources from an [*], Including
•	[*]

•	[*]

•	[*]

•	[*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B
The “Products”
     Mellanox Infiniband products
     [*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C
Bi-Lateral Confidentiality and Non-Disclosure Agreement
This Bi-Lateral Confidentiality and Non-Disclosure Agreement is entered into and effective on September 7, 2001 by and between Mellanox Technologies, Ltd. having a principal place of business at an Israeli Company with its principal office at _PO Box 586 Yokneam, Israel 20692, and Vitesse Semiconductor Corporation, a Delaware, U.S.A. corporation with a principal place of business at 741 Calle Plano, Camarillo, California 93012.
Either or both Vitesse and Mellanox have disclosed or will disclose to the other certain confidential and proprietary information (“Information”) further described as: The Technology and Intellectual Property Described in Exhibit B of this agreement.
The parties desire that Information exchanged be used solely for the purpose of conducting business with each other and desire to set forth their agreement regarding the limited use and preservation of confidentiality of such Information. Each of the parties acknowledges that the other party’s Information is a valuable, special, and unique asset of such party. Each party therefore agrees, for itself and on behalf of its officers, directors, agents, employees and affiliates, to use reasonable care to keep all such Information in confidence, to use Information solely for conducting business with the other, and not to disclose any portion of the Information to any third party without the prior written consent of the disclosing party.
In order to ensure that the Information disclosed by one party to the other is used only in accordance with the purposes stated above, the parties agree to the following:
1.	Information that is easily markable, whether in hard copy or electronic form, that the disclosing party in good faith regards as confidential and/or proprietary will be clearly marked as “Confidential”, “Proprietary”, or with other words indicating the sensitive nature of the Information. Any information orally disclosed by one party to the other will be deemed Information hereunder if, within thirty (30) days after the disclosure, the disclosing party so identifies it in writing to the other. Neither party will disclose to third parties or fail to treat as Information any information received orally from the disclosing party unless the disclosing party fails for thirty (30) days after such disclosure to identify the Information disclosed as being confidential or proprietary.

2.	Information otherwise protected hereunder will not include Information that the receiving party can demonstrate: (i) is now in or hereafter enters the public domain without any violation of this Agreement, (ii) was known to the receiving party prior to the time of disclosure by the disclosing party; or (iii) was disclosed in good faith to the receiving party by a third party legally entitled to disclose the same; provided, however, that specific Information will not be deemed to be within any of The foregoing exceptions merely because it is in the scope of more general Information.

3.	If the receiving party is confronted with legal action to disclose Information, the receiving party will promptly notify the disclosing party. The receiving party will reasonably assist the disclosing party in obtaining a protective order requiring that any portion of the Information required to be disclosed be used only for the purpose for which a court issues an order or for such other purposes as required by law. Each party will bear its own legal expenses.

4.	All Information will remain the property of the disclosing party. At the disclosing party’s written request, the Information in any tangible form will be promptly returned or destroyed together with all copies thereof. Upon written request, the receiving party will provide written certification of the destruction.

5.	The parties each acknowledge that should this Agreement be breached, remedies available at law are inadequate, and proving damages impracticable. The parties therefore agree that, in addition to all other rights and remedies available at law or in equity, the aggrieved party will be entitled to injunctive relief upon any such breach. The breaching party will pay to the aggrieved party all attorneys’ fees and costs incurred by the aggrieved party as a result of such breach.

6	All notices required under this Agreement will be considered given if sent by certified mail, postage prepaid, and addressed as shown in Section 9.6.1 of this agreement (unless the addresses have been changed by written notice):

7.	The term of this Agreement is three (3) years from the effective date. The obligations under this Agreement will survive for five (5) years following termination of the parties’ association regardless of the manner of such termination, and will be binding upon their successors and assigns.

8.	This Agreement will be governed by, and interpreted in accordance with, the laws of the State of California.

9.	The receiving party will comply in all respects with U.S. Export and Re-Export laws and regulations applicable to any Information.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals.

Vitesse Semiconductor Corporation	Mellanox Technologies, Ltd.

/s/ Michael Millhollen	/s/ E. Waldman, CEO
Name & Title	Name & Title

Date 9/10/01	Date Sept 11, 2001

Vitesse Semiconductor, Corp.

Michael Millhollen
Vice President & General Manager Data Communications